UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2015

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Seattle Genetics,” “we,” “us” and “our” refer to Seattle Genetics, Inc.

Item 1.01	Entry into a Material Definitive Agreement.

On September 10, 2015, in connection with the offering reported under Item 8.01 below, we entered into a registration rights agreement (the “Registration Rights Agreement”) with 667, L.P. and Baker Brothers Life Sciences, L.P. (the “Baker Entities”), both of which are existing stockholders of Seattle Genetics that are affiliated with Felix J. Baker, Ph.D., one of our directors. Under the Registration Rights Agreement, we agreed that, if at any time and from time to time after December 10, 2015, the Baker Entities demand that we register their shares of our common stock (“Common Stock”) for resale under the Securities Act of 1933, as amended, we would be obligated to effect such registration. Our registration obligations under the Registration Rights Agreement cover all shares of Common Stock now held or hereafter acquired by the Baker Entities (including shares acquired in the offering reported under Item 8.01 below), will continue in effect for up to ten years, and include our obligation to facilitate certain underwritten public offerings of our Common Stock by the Baker Entities in the future. Seattle Genetics will bear all expenses incurred by it in effecting any registration pursuant to the Registration Rights Agreement as well as the legal expenses of the Baker Entities of up to $50,000 per underwritten public offering effected pursuant to the Registration Rights Agreement. The foregoing is only a brief description of the terms of the Registration Rights Agreement, does not purport to be a complete statement of the rights and obligations of the parties under the Registration Rights Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Registration Rights Agreement that is filed as Exhibit 10.1 hereto.

Item 8.01	Other Events.

On September 10, 2015, we entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 11,707,318 shares of our Common Stock. The price to the public in this offering is $41.00 per share, and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $39.155 per share. The net proceeds to Seattle Genetics from this offering are expected to be approximately $457.9 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. The offering is expected to close on or about September 16, 2015, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, we have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,756,097 shares of Common Stock solely to cover overallotments.

The offering is being made pursuant to Seattle Genetics’ effective registration statement on Form S-3 (Registration Statement No. 333-206846) previously filed with the Securities and Exchange Commission and a prospectus supplement. The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete statement of the rights and obligations of the parties under the Underwriting Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 hereto. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Forward-Looking Statements

Certain of the statements made in this report are forward looking, such as those, among others, relating to Seattle Genetics’ expectations regarding the completion and anticipated closing date of the public offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the terms to which Seattle Genetics has agreed or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by Seattle Genetics is contained in the section captioned “Risk factors” in Seattle Genetics’ current report on Form 8-K, filed with the SEC on September 9, 2015. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 10, 2015, by and between Seattle Genetics, Inc. and J.P. Morgan Securities LLC, as representative of the several underwriters named therein

5.1	Opinion of Cooley LLP

10.1	Registration Rights Agreement, dated September 10, 2015, by and between Seattle Genetics, Inc. and the persons listed on Schedule A attached thereto

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Dated: September 10, 2015	By:	/S/ CLAY B. SIEGALL
Clay B. Siegall President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 10, 2015, by and between Seattle Genetics, Inc. and J.P. Morgan Securities LLC, as representative of the several underwriters named therein

5.1	Opinion of Cooley LLP

10.1	Registration Rights Agreement, dated September 10, 2015, by and between Seattle Genetics, Inc. and the persons listed on Schedule A attached thereto

23.1	Consent of Cooley LLP (included in Exhibit 5.1)